Exhibit 10.1
Amended and Restated Executive Severance Agreement

September 21, 2015

This Amended and Restated Executive Severance Agreement (this “Agreement”) is between Sears Hometown and Outlet Stores, Inc. (together with its subsidiaries “SHO”) and David Buckley (“Executive”).

Preliminary Statement

Executive has been assigned additional job responsibilities, and with respect to this promotion Executive received an increase in annual base salary. This Agreement supersedes and replaces Executive’s Executive Severance Agreement dated June 8, 2012 between Executive and Sears Holdings Corporation (which had been assigned to, and assumed by, SHO).

Terms and Conditions

Executive and SHO, intending to be legally bound and for good and valuable consideration, agree as follows:

1.	Benefits Upon Termination of Employment.

a.Severance Benefits. If Executive’s employment is involuntarily terminated without Cause or Executive voluntarily terminates Executive’s employment for Good Reason (as such terms are defined in Section 2 below), Executive will be entitled to the benefits described in Sections 1(a)(i) and (ii) below (collectively, the “Severance Benefits”). Executive will not be entitled to the Severance Benefits if Executive’s employment terminates for any other reason, including for Cause or due to death or Disability (as defined in Section 2 below). Executive will not be entitled to Severance Benefits if Executive does not meet all of the other requirements of this Agreement, including those of Section 4(g).

i.Continuation of Salary

1.SHO will pay Executive cash severance in an amount equal to six (6) months of Executive’s annual base salary at the rate in effect on the date on which Executive’s employment terminates (the “Date of Termination”). The amount determined in accordance with the preceding sentence (the “Salary Continuation Amount”) will be paid upon the satisfaction of the following conditions: (A) Executive’s Separation from Service (as defined in Section 2 below) has occurred; and (B) the Revocation Period (as defined in Appendix B to this Agreement) has expired. If the foregoing conditions have been satisfied, SHO will pay the Salary Continuation Amount in substantially equal installments on each regular salary payroll date for a period of six (6) months (the “Salary Continuation Period”), except as otherwise provided in this Agreement.

2.Notwithstanding the foregoing, to the extent Executive’s termination is as a result of an event that would trigger payments under a then-current and applicable transition pay or severance plan or program (the “Other Severance Program”) under which Executive would have been eligible for severance pay and benefits for a period longer than the Salary Continuation Period, and provided the severance pay under the Other Severance Program is greater than the Salary Continuation Amount, then the Salary Continuation Amount and the Salary Continuation Period for purposes of this Agreement will be the greater amount and the longer period provided by the Other Severance Program, except as otherwise provided in this Agreement.

3.Further and notwithstanding the foregoing, the SHO obligations that may become due under this Section 1(a)(i) will be reduced on a dollar-for-dollar basis (but not below zero), by the amount, if any, of salary or wages that Executive earns from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period other than all approved external director fees that Executive earns or is otherwise entitled to receive. Executive will not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement in order to mitigate the Salary Continuation Amount. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with Section 4(g) below) by the deadline specified therein, Salary Continuation Amount payments will terminate, and any entitlement to future Salary Continuation Amount payments will be forfeited, and Executive will be required to reimburse SHO for any portion of the Salary Continuation Amount already paid to Executive.

4.Notwithstanding anything in this Section 1(a)(i) to the contrary, if the Salary Continuation Amount payable to Executive in accordance with Section 1(a)(i) during the six (6) months after Executive’s Separation from Service would exceed the Section 409A Threshold and if as of the date of the Separation from Service Executive is a Specified Employee (as such terms are defined in Section 2 below), then payment will be made to Executive on each regular salary payroll date during the first six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation Amount that is in excess of the Section 409A Threshold and that would otherwise be paid during such six (6) months will instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service.

5.All Salary Continuation Amount payments (described under this Section 1(a)(i)) will terminate if Executive is employed by a SHO Competitor or SHO Vendor (as such terms are defined in Sections 4(c)(ii) and 4(d)(ii) herein, respectively) during the Salary Continuation Period (which for purposes of this Section 1(a)(i)(3) will not exceed six (6) months), or in the event of Executive’s breach of this Agreement (in accordance with Section 10 below). In either case, Executive will be required to reimburse SHO for any portion of the Salary Continuation Amount already paid to Executive.

ii.	Continuation of Benefits.

1.During the Salary Continuation Period and subject to the next sentence, Executive will be entitled to participate in all benefit plans and programs (except as specified in this Section 1(a)(ii)) in which Executive was eligible to participate immediately prior to the Date of Termination (subject to the terms and conditions in effect from time to time and the continued availability and applicability of such plans and programs to former employees who are not active employees of SHO). Executive will not be eligible to participate in the long-term disability plan, health care flexible spending account (except on an after-tax basis and only through the earlier of the end of Salary Continuation Period or the calendar year in which the Separation from Service occurs), SHO-paid life insurance, any 40l(k) savings plan maintained by SHO (or any other defined contribution plan sponsored by SHO), or any other plan or benefit that by its terms or in accordance with law is not applicable to former employees who are not active employees of SHO. SHO’s current medical, dental, and vision plans provide COBRA-only coverage for former employees who are not active employees of SHO. If at the Date of Termination COBRA coverage is the only coverage available under SHO’s then-current medical and dental plans, Executive and Executive’s eligible dependents will be eligible during the Salary Continuation Period for COBRA coverage under the then-current plans, with Executive’s percentage share of the cost of COBRA premiums to be the same as the percentage share that Executive paid for medical, dental, and vision plan coverage immediately prior to the Date of Termination.

2.If Executive does not timely execute and submit the General Release and Waiver (in accordance with Section 4(g) herein) by the deadline specified therein, Executive will be required to reimburse SHO for the portion of the cost for the benefits referred to under Section 1(a)(ii)(l) immediately above paid by SHO during the Salary Continuation Period, and Executive will instead be eligible for COBRA coverage under the SHO medical, dental, and vision plans as of the Date of Termination. Executive will be responsible for the full cost of COBRA premiums if this Section 1(a)(ii)(2) is applicable.

3.Subject to Section 1(a)(ii)(4) immediately below, if Executive provides services to another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by SHO hereunder will be secondary to such employer’s health benefits plan or program in accordance with the terms of the SHO health benefit plans.

4.All of the benefits described in this Section 1(a)(ii) will terminate, and any entitlements to future such payments will be forfeited, if Executive is employed by a SHO Competitor or a SHO Vendor during the Salary Continuation Period (which for purposes of this Section 1(a)(ii)(4) will not exceed six (6) months) or in the event of Executive’s breach of this Agreement (in accordance with Section 10 below). In either case, Executive will be required to reimburse SHO for any portion of the cost for the benefits referred to under Section 1(a)(ii)(1) immediately above paid by SHO during the Salary Continuation Period, and Executive will instead be eligible for COBRA continuation coverage under the SHO medical, dental, and vision plans as of Executive’s Severance from Service date. Executive will be responsible for the full cost of COBRA premiums if this Section 1(a)(ii)(4) is applicable.

iii.Other. In addition to the foregoing Severance Benefits, a lump sum payment will be made to Executive not later than Executive’s next regular salary payroll date following the Date of Termination in an amount equal to the sum of any base salary and any vacation benefits that have accrued through the Date of Termination but only to the extent not already paid. No vacation will accrue during the Salary Continuation Period. No payment will be made with respect to unused “personal” days. Notwithstanding the foregoing and anything herein to the contrary, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation Amount payable in accordance with Section 1(a)(i) above will be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death will experience a qualifying event under COBRA as a result of such death.

iv.	Impact of Termination on Certain Other Plans/Programs.

1.Annual Incentive Plan. Upon the Date of Termination, Executive’s entitlement to any award under SHO’s Annual Incentive Plan (the “AIP”) or other applicable annual incentive plan sponsored by SHO will be determined in accordance with the terms and conditions of the AIP or other plan document regarding termination of employment.

2.Long-Term Incentive Program. Upon the Date of Termination, Executive’s entitlement to any award granted to Executive under SHO’s Long-Term Incentive Program (the “LTIP) or other applicable long-term incentive program sponsored by SHO will be determined in accordance with the terms and conditions of the applicable award letter and the LTIP or other plan document regarding termination of employment.

3.Stock Plan. Upon the Date of Termination, Executive’s entitlement to any unvested options, restricted stock, or other award granted to Executive under SHO’s 2012 Amended and Restated Stock Plan or other stock plan sponsored by SHO will be determined in accordance with the terms and conditions of the applicable award agreement and the stock plan document regarding termination of employment.

v.Post-Termination Forfeiture of Severance Benefits. If SHO determines after the Date of Termination that Executive engaged in activity during employment with SHO that SHO determines constituted Cause, Executive will immediately cease to be eligible for Severance Benefits and will be required to reimburse SHO for any portion of Severance Benefits received by Executive during the Salary Continuation Period.

2.
Definitions. For purposes of this Agreement, each capitalized term herein is either defined in the section, exhibit, or Appendix in which it first appears or in this Section 2. The following capitalized terms will have the definitions as set forth below:

a.“Cause” means (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities to SHO, including under an offer letter or comparable document (if any, together the “Offer Letter”), which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of SHO, and is not remedied in a reasonable period of time after receipt of written notice from SHO specifying such breach; (ii) Executive’s conviction of a felony involving moral turpitude; or (iii) Executive’s dishonesty or willful misconduct in connection with Executive’s employment.

b.“Disability” means disability as defined under the SHO long-term disability plan in effect as of the date of execution of this Agreement (regardless of whether Executive is a participant under such plan).

c.“Good Reason” means, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target annual incentive under the AIP from those in effect as of the date of this Agreement; (ii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the date of this Agreement; or (iii) any other action or inaction that constitutes a material breach of the terms of Executive’s employment with SHO, including under the Offer Letter, by SHO or its successor, including failure of a successor company to assume or fulfill the obligations under this Agreement. In each case, Executive must provide SHO with written notice of the facts giving rise to a claim that Good Reason exists for purposes of this Agreement within thirty (30) days of the initial existence of such Good Reason event, and SHO will have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (the “Sixty (60)-Day Period”). If SHO remedies the Good Reason event within the Sixty (60)-Day Period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) will cease to exist. If SHO does not remedy the Good Reason event within the Sixty (60)-Day Period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date SHO notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the date on which the Sixty (60)-Day Period expires, the Good Reason event (or any claim of Good Reason) will cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to SHO of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) will cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof. If Executive terminates Executive’s employment under clause (i) of this definition, Executive’s annual base salary rate for purposes of Section 1 hereof will be Executive’s annual base salary rate in effect prior to the reduction that triggered the applicability of such Good Reason event.

d.“SHO Affiliate” means any person with whom SHO is considered to be a single employer under Section 414 (b) of the Internal Revenue Code (the “Code”) and all persons with whom SHO would be considered a single employer under Code Section 414 (c), substituting “50%” for the “80%” standard that would otherwise apply.

e.“Section 409A Threshold” means an amount equal to two (2) times the lesser of (i) Executive’s base salary for services provided to SHO as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 40l (a)(17) for the calendar year in which Executive has a Separation from Service. In all events, this amount will be limited to the amount specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor thereto.

f.“Separation from Service” means a “Separation from Service” from SHO within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement will not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by SHO.

g.“Specified Employee” has the meaning set forth under Code Section 409A (and regulations issued thereunder).

3.
Intellectual Property Rights. Executive acknowledges that Executive’s development work or research on any and all inventions or expressions of ideas that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at SHO, provided such invention or expression of an idea relates to the business of SHO, or relates to actual or demonstrably anticipated research or development of SHO, or results from any work performed by Executive for or on behalf of SHO, are hereby assigned to SHO, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to SHO. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

4.
Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what SHO is otherwise obligated to pay to Executive. In consideration of the opportunity to receive the Severance Benefits, and other good and valuable consideration, Executive agrees to the following:

a.Non-Disclosure of SHO Confidential Information. Executive acknowledges and agrees to be bound by the following, whether or not Executive receives any Severance Benefits under this Agreement:

i.Non-Disclosure. Subject to Section 11, Executive will not, during the term of Executive’s employment with SHO or thereafter, other than in the performance of Executive’s duties and obligations to SHO, including under the Offer Letter, during Executive’s employment with SHO, as required by law or legal process, or as SHO may otherwise consent to or direct in writing, reveal, disclose, sell, use, lecture upon or publish any SHO Confidential Information (as defined in Section 4(a)(iii) below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive.

ii.Proprietary Information. Subject to Section 11, Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, SHO expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

iii.SHO Confidential Information. For purposes of this Agreement, “SHO Confidential Information” means trade secrets and non-public information which SHO designates as being confidential or which, under the circumstances, should be treated as confidential, including any information received in confidence from or developed by SHO, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of SHO that is not known generally to the public or in the industry.

iv.Return of SHO Property. All documents and other property that relate to the business of SHO are the exclusive property of SHO, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to SHO upon termination of employment or at such earlier time as SHO may request that Executive do so.

v.Conflict of Interest. During Executive’s employment with SHO and during any Salary Continuation Period (which for purposes of this Section 4(a)(v) will not exceed six (6) months), except as may be approved in writing by SHO, neither Executive nor members of Executive’s immediate family (which will refer to Executive, any spouse, and any child) will have financial investments or other interests or relationships with SHO or any customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of SHO. Also during Executive’s employment with SHO during any Salary Continuation Period, Executive agrees not to engage in any activity in competition with SHO and to avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to SHO, or that could otherwise conflict with the best interests of SHO.

b.Non-Solicitation of Employees. During Executive’s employment with SHO and for twelve (12) months following the Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, solicit or encourage any SHO employee to leave the employee’s employment with SHO, or assist in any way with the hiring of any SHO employee by any future employer or other entity.

c.Non-Competition. Executive acknowledges that as a result of Executive’s position at SHO, Executive has learned or developed, or will learn or develop, SHO Confidential Information and that use or disclosure of SHO Confidential Information is likely to occur if Executive were to render advice or services to any SHO Competitor.

i.Therefore, for twelve (12) months following the Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services to, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any SHO Competitor.

ii.For purposes of this Agreement, “SHO Competitor” means those companies listed on Appendix A, each of which Executive acknowledges is a SHO Competitor.

d.Restriction on Post-Employment Affiliation with SHO Vendors. Executive acknowledges that as a result of Executive’s position at SHO, Executive has learned or developed, or will learn or develop, SHO Confidential Information and that use or disclosure of SHO Confidential Information is likely to occur if Executive were to render advice or services to any SHO Vendor (as defined herein).

i.Therefore, for twelve (12) months from the Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services to, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any SHO Vendor.

ii. For purposes of this Agreement, “SHO Vendor” means, the vendors, if any, listed in Appendix A as well as any other vendor with combined annual gross sales of services or merchandise to SHO in excess of $200 million.

e.Compliance with Protective Covenants. Executive will provide SHO with such information as SHO may from time to time reasonably request to determine Executive’s compliance with this Section 4. Executive authorizes SHO to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases SHO, their agents and employees, from all liability for any damage arising from any such contacts or communications.

f.Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of SHO Confidential Information and to otherwise protect the legitimate business interests of SHO. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

g.General Release and Waiver. In connection with Executive’s termination of employment with SHO (whether initiated by SHO or Executive in accordance with Section (1)(a) above), Executive will execute a binding general release and waiver of claims in a form to be provided by SHO (the “General Release and Waiver”), which is incorporated by reference in this Agreement. The General Release and Waiver will be in a form substantially similar to the form attached as Appendix B to this Agreement. If the General Release and Waiver is not signed within the time articulated therein, or is signed but subsequently revoked, Executive will cease to be entitled to receive Severance Benefits and will be obligated to reimburse SHO for the portion, if any, of the Severance Benefits already paid to Executive by SHO in its sole discretion prior to the expiration of the Revocation Period.

h.Exception Request. Notwithstanding the foregoing, Executive may request a waiver or a specific exception to the non-competition provisions of this Agreement by written request to the Vice President of Human Resources or Vice President, General Counsel (or the equivalent) of SHO. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied by SHO in its absolute discretion.

5.
Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, including Sections 4(a), 4(b), 4(c) and 4(d), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of SHO without the necessity of SHO posting a bond. Moreover, any award of injunctive relief will not preclude SHO from seeking or recovering any lawful compensatory damages on account of any harm which result from a breach of this Agreement, including a forfeiture of any future payments otherwise due hereunder, and a return of any payments and benefits already received by Executive under this Agreement.

6.
Non-Disparagement. Subject to Section 11, Executive will not take any actions that would reasonably be expected to be detrimental to the interests of SHO nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage SHO or its products, services, or present or former employees, officers or directors, and will not authorize others to make such derogatory or disparaging statements on Executive’s behalf. This provision does not, and is not intended to, preclude Executive from entering into any relationship with a SHO Competitor or SHO Vendor if such relationship is permissible under Section 4(c) or 4(d) and does not, and is not intended to, preclude Executive from providing truthful testimony in response to legal process or governmental inquiry.

7.
Cooperation. Executive agrees, without receiving additional compensation, to fully and completely cooperate with SHO both during and after the period of employment with SHO (including any Salary Continuation Period), with respect to matters that relate to such period of employment, in all investigations, potential litigation or litigation in which SHO is involved or may become involved other than any such investigations, potential litigation or litigation between SHO and Executive. SHO will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation, except in the case of litigation between SHO and

Executive.

8.
Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach of any provision of this Agreement by SHO or Executive in any instance will not be deemed a waiver of such provision in the future.

9.
Acting as Witness. Subject to Section 11, Executive agrees that both during and after the period of employment with SHO (including any Salary Continuation Period), Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving SHO unless subject to judicial enforcement to appear as a fact witness only.

10.
Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including the non-competition provisions (Section 4) and the non-disparagement provision (Section 6) of this Agreement, the obligation of SHO to pay Salary Continuation Amount or to provide other Severance Benefits under this Agreement will immediately cease and any Salary Continuation Amount payments already received and the value of any other Severance Benefits already received will be returned by Executive to SHO. Further, Executive agrees that SHO will be entitled to recovery of its attorneys’ fees and other associated costs incurred as a result of any attempt to redress a breach by Executive or to enforce its rights and protect its interests under this Agreement.

11.
No Prohibition. Subject to the next sentence, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state, or local law or regulation. Executive may not disclose SHO Confidential Information that is protected by the attorney-client privilege except as expressly authorized by law. Executive does not need the prior authorization of SHO to make any such reports or disclosures, and Executive is not required to notify SHO that Executive has made such reports or disclosures.

12.
Severability. If any provision or provisions of this Agreement is found invalid, illegal, or unenforceable, in whole or in part, then such provision or provisions will be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or will be deemed excised from this Agreement, as the case may require, and this Agreement will be construed and enforced to the maximum extent permitted by law, as if such provision or provisions had been originally incorporated herein as so modified or restricted or as if such provision or provisions had not been originally incorporated herein, as the case may be.

13.
Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with SHO is terminable “at-will” by either party at any time with or without cause and with or without notice.

14.
Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other SHO document, then the provisions of this Agreement will control, except as otherwise precluded by law. Executive will not be eligible for any benefits under any transition or severance plan or program maintained by SHO.

15.
Entire Agreement. This Agreement, including the appendices hereto, contains and comprises the entire understanding and agreement between Executive and SHO and fully supersedes any and all other prior agreements or understandings between Executive and SHO (including Executive’s Executive Severance Agreement dated June 8, 2012 between Executive and Sears Holdings Corporation, which had been assigned to, and assumed by, SHO) in each case with respect to the subject matter contained herein, and may be amended only by a writing signed by (a) one of the Vice President of Human Resources or the Vice President, General Counsel, and Secretary (or equivalent) of SHO and (b) Executive.

16.	Tax Withholding. Any compensation paid or provided to Executive under this Agreement will be subject to any applicable federal, state or local income and employment tax withholding requirements.

17.
Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: At the most recent address on file at SHO.

If to SHO: 5500 Trillium Blvd, Hoffman Estates, Illinois 60192, Attention to both: VP, Human Resources and VP, General Counsel.

18.
Assignment. SHO may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement will be binding whether it is between SHO and Executive or between any successor or assignee of SHO and Executive.

19.
Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement will be administered and interpreted consistent with this intent. If the Sixty (60)-Day Period following a Separation from Service begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any payments due Executive under this Agreement that are: (i) conditioned on Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year thereof, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year. Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

20.
Construction and Interpretation. In this Agreement (1) “includes” and “including” are inclusive and mean, respectively, “includes without limitation” and “including without limitation,” (2) “or” is disjunctive but not necessarily exclusive, (3) “will” expresses an imperative, an obligation, and a requirement, (4) numbered “Section” references refer to sections of this Agreement unless otherwise specified, (5) section headings are for convenience only and will have no interpretive value, and (6) unless otherwise indicated all references to a number of days will mean calendar (and not business) days and all references to months or years will mean calendar months or years.

21.	Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute a valid and binding agreement.

22.
Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment, termination of employment or Salary Continuation Period (if any) be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

23.
Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois will have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby (a) submits to the personal jurisdiction of such courts, (b) consents to the service of process in connection with any action, suit, or proceeding against Executive, and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

EXECUTIVE /s/ DAVID BUCKLEY David Buckley	SEARS HOMETOWN AND OUTLET STORES, INC. By: /s/ BECKY ILIFF Becky Iliff Vice President, Human Resources

Appendix A to Amended and Restated Executive Severance Agreement

SHO Competitors

The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are included within the definition of SHO Competitors as referred to under Section 4(c)(ii)(l) of the Amended and Restated Executive Severance Agreement between SHO and Executive:

Ace Hardware
Lowe’s Home Improvement
The Home Depot
Menard
Whirlpool
ServiceMaster
Rent-A-Center, Inc.
Aaron’s, Inc.
ABT
Amazon
HHGregg
Conn’s, Inc.
Best Buy
Sears Holdings Corporation
Tractor Supply Co.
True Value Company
Wal-Mart
Target
Caterpillar
John Deere

SHO Vendors

The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are included within the definition of SHO Vendors as referred to under Section 4(d) of the Amended and Restated Executive Severance Agreement between SHO and Executive:

Sears Holdings Corporation
Bosch
Electrolux
General Electric
LG
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Appendix B to Amended and Restated Executive Severance Agreement

GENERAL RELEASE AND WAIVER

NOTICE

YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY ONE (21) DAYS. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THIS GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING IT (THE “REVOCATION PERIOD”). ANY REVOCATION WITHIN THE REVOCATION PERIOD MUST BE IMMEDIATELY SUBMITTED, IN WRITING, TO PHILIP ETTER, HUMAN RESOURCES, SEARS HOMETOWN AND OUTLETS STORES, INC., 5500 TRILLIUM BOULEVARD, SUITE 501, HOFFMAN ESTATES, IL 60192, AND STATE THAT, “I HEREBY REVOKE MY ACCEPTANCE OF THE GENERAL RELEASE AND WAIVER.” THE EXECUTIVE SEVERANCE AGREEMENT AND GENERAL RELEASE AND WAIVER SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. YOU SHOULD CONSIDER CONSULTING WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE AND WAIVER.

I, David Buckley, acknowledge that there are various state, local, and federal laws that prohibit, among other things, employment discrimination on the basis of age, gender, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and state or local human rights agencies. Such laws include, without limitation, the following: Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; 42 U.S.C. Section 1981; and all applicable state and local human and civil rights laws as well as other statutes or laws which regulate employment; and the common law of contracts and torts. I hereby waive and release all rights I may have under these or any other laws with respect to my employment and termination of employment and acknowledge that none of the SHO Parties (as defined below) has (a) discriminated against me, (b) breached any contract with me, (c) committed any civil wrong (tort) against me, or (d) otherwise acted unlawfully against me.
I also waive any right to become, and promise not to consent to become, a member of any class or collective in any case in which claims are asserted against any or all of the SHO Parties that are related in any way to my employment or the termination of my employment with Sears Hometown and Outlet Stores Inc., Sears Holdings Corporation, or any subsidiary of either of them, and that involve claims which have accrued as of the date I sign this General Release and Waiver. If I, with or without my knowledge, become a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me to do so. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending or by counsel for any or all of the SHO Parties.
In consideration of the benefits I will receive that are described in the attached Amended and Restated Executive Severance Agreement, I, David Buckley, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release, waive, and forever discharge Sears Hometown and Outlet Stores, Inc., Sears Holdings Corporation, and the current and former agents, parents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns of each of Sears Hometown and Outlet Stores, Inc. and Sears Holdings Corporation (collectively, the “SHO Parties”) from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration, sums of money, accounts, or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Sears Hometown and Outlet Stores Inc., Sears Holdings Corporation, or any subsidiary of either of them and the termination of my employment. The foregoing release, discharge, and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, including but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), in tort, or pursuant to statute, including claims under any federal, state or local statute or state or federal constitution, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the National Labor Relations Act, the Equal Pay Act, and all other discrimination and employment laws of Illinois and of all other states and municipalities, to the fullest extent permitted under the law. This General Release and Waiver does not apply to any claims or rights that may arise from events occurring after the date of this General Release and Waiver. Also excluded from this General Release and Waiver are any claims which cannot be waived by law, including my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission, and my rights specified in paragraph 11 of the Amended and Restated Executive Severance Agreement. I do, however, waive all rights (other than my rights specified in paragraph 11 of the Amended and Restated Executive Severance Agreement) to any monetary or other relief of any kind flowing out of any agency or third-party claims or charges, including any charge I might file with any state, local or federal agency. Subject to my rights specified in paragraph 11 of the Amended and Restated Executive Severance Agreement, I warrant and represent that I have not filed any complaint, charge, or lawsuit against the SHO Parties or any of them with any governmental agency or with any court.
I have read this General Release and Waiver and understand all of its terms.
I have signed this General Release and Waiver voluntarily with full knowledge of its legal significance and consequences.
I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release and Waiver.
I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any non-material modification of this General Release and Waiver Agreement does not restart the twenty-one (21) day consideration period.

I understand that if I sign this General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing. I understand this General Release and Waiver will not be effective until after the seven (7) day revocation period has expired.
I understand that the delivery of the benefits I will receive that are described in the attached Amended and Restated Executive Severance Agreement does not constitute an admission of liability by the SHO Parties or any of them and that each of the SHO Parties expressly denies any wrongdoing or liability.

THIS IS A RELEASE. READ BEFORE SIGNING.

Signed by: ______________________________
David Buckley

Date: _____________, ____